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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2004

MDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9463	75-2626358

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 Datapoint Drive
San Antonio, Texas	78229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 582-2664

American Building Control, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)	Settlement and Release Agreement and Addendum to Purchase Agreement. On October 21, 2004, the registrant concluded an Addendum to Asset Purchase Agreement (“Addendum”) with Honeywell International, Inc. and a Settlement and Release Agreement (“Settlement Agreement”) with Honeywell International, Inc. (“Honeywell”) and David M. Blackshear (“Blackshear”). The registrant issued a Press Release on October 21, 2004 describing the basic terms of those agreements. The October 21, 2004 Press Release is attached as Exhibit 99.1. The terms of the Addendum settled all matters between the registrant and Honeywell related to the holdback by Honeywell of $5.4 million in the purchase price payable to the registrant by Honeywell as a result of the sale by the registrant to Honeywell of the registrant’s CCTV Business in December 2002. Honeywell paid to the registrant the third of three installments of $1.8 million and each party to the Addendum released the other of any further liabilities associated with the $5.4 million holdback. Under the terms of the Settlement Agreement and the Addendum, the registrant agreed to pay to Blackshear $187,829 in full satisfaction of all claims associated with the sale by the registrant to Honeywell of three patents acquired by the registrant from Blackshear. The registrant and Honeywell each received from Blackshear a full and final release of all claims related to the three patents that Blackshear had or could ever have.

Item 8.01. Other Events.

     On October 21, 2004, the registrant issued a press release announcing its agreements reached with Honeywell International, Inc. and David M. Blackshear.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated October 21, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2004	MDI, INC. (f/k/a AMERICAN BUILDING CONTROL, INC.)
	By:	/s/ Richard A. Larsen Richard A. Larsen, Senior Vice President

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 21, 2004.

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